PROSPECTUS and	PRICING SUPPLEMENT NO. 12
PROSPECTUS SUPPLEMENT, each	Dated 22 August 2007
Dated 14 October 2005	Commission File No.: 333-128071
CUSIP: 24422EQJ1	Filed pursuant to Rule 424(b)(3)

U.S. $4,820,850,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

Principal Amount:	$300,000,000

Issue Price:	99.975% plus accrued interest from August 27, 2007 if settlement occurs after that date

Date of Issue:	27 August 2007

Maturity Date:	17 January 2012

Interest Payment Dates:	January and July 17 of each year commencing on January 17, 2008 and ending at Maturity

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	5.35% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes

	Citigroup Global Markets Inc.	$105,000,000

	Merrill Lynch, Pierce, Fenner & Smith Incorporated	105,000,000

	BBVA Securities, Inc.	22,500,000

	BNP Paribas Securities Corp.	22,500,000

	Fifth Third Securities, Inc.	22,500,000

	HSBC Securities (USA) Inc.	22,500,000

	Total	$300,000,000

	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.650%

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

BBVA Securities, Inc.

BNP Paribas Securities Corp.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Citigroup Global Markets Inc. and
Merrill Lynch, Pierce, Fenner & Smith Incorporated are

acting as Joint Book-Running Managers.